UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

June 19, 2006

(Date of earliest event reported)

ALASKA AIR GROUP, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

1-8957	91-1292054
(Commission File Number)	(IRS Employer Identification No.)

19300 International Boulevard, Seattle, Washington	98188
(Address of Principal Executive Offices)	(Zip Code)

(206) 392-5040

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

FORWARD-LOOKING INFORMATION

This report contains forward-looking statements subject to the safe harbor protection provided by Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements relate to future events and involve known and unknown risks and uncertainties that may cause actual outcomes to be materially different from those indicated by any forward-looking statements. Some of the things that could cause our actual results to differ from our expectations are: the competitive environment and other trends in our industry; changes in our operating costs including fuel, which can be volatile; our ability to meet our cost reduction goals; our inability to achieve or maintain profitability and fluctuations in our quarterly results; our significant indebtedness; our inability to secure new aircraft financing; the implementation of our growth strategy; the timing of the MD-80 fleet disposal, the market value of MD-80 aircraft, and the amounts of potential lease termination payments with lessors and sublease payments from sublessees; compliance with our financial covenants; potential downgrades of our credit ratings and the availability of financing; the concentration of our revenue from a few key markets; general economic conditions, as well as economic conditions in the geographic regions we serve; actual or threatened terrorist attacks; global instability and potential U.S. military actions or activities; insurance costs; labor disputes; our ability to attract and retain qualified personnel; an aircraft accident or incident; liability and other claims asserted against us; operational disruptions; increases in government fees and taxes; changes in laws and regulations; our reliance on automated systems; and our reliance on third-party vendors and partners. For a discussion of these and other risk factors, see Item 1A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2005. All of the forward-looking statements are qualified in their entirety by reference to the risk factors discussed therein. These risk factors may not be exhaustive. We operate in a continually changing business environment, and new risk factors emerge from time to time. Management cannot predict such new risk factors, nor can it assess the impact, if any, of such new risk factors on our business or events described in any forward-looking statements. We disclaim any obligation to publicly update or revise any forward-looking statements after the date of this report to conform them to actual results. Over time, our actual results, performance or achievements will likely differ from the anticipated results, performance or achievements that are expressed or implied by our forward-looking statements, and such differences might be significant and materially adverse.

ITEM 7.01.	Regulation FD Disclosure

Pursuant to 17 CFR Part 243 (“Regulation FD”), the Company is submitting information relating to its financial and operational outlook for 2006. This report includes information regarding forecasts of available seat miles (ASMs), cost per available seat mile (CASM) excluding fuel consumption, as well as certain actual results for revenue passenger miles (RPMs), load factor and revenue per available seat mile (RASM), for its subsidiaries Alaska Airlines, Inc. and Horizon Air. Our disclosure of operating cost per available seat mile, excluding fuel and other noted items, provides us the ability to measure and monitor our performance without these items. The most directly comparable GAAP measure is total operating expense per available seat mile. However, due to the large fluctuations in fuel prices, we are unable to predict total operating expense for any future period with any degree of certainty. In addition, we believe the disclosure of financial performance without mark-to-market hedging gains and losses is useful to investors in evaluating our ongoing operational performance. Please see the cautionary statement under “Forward-Looking Information.”

In accordance with General Instruction B.2 of Form 8-K, the following information shall not be deemed filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such a filing. This Report will not be deemed an admission as to the materiality of any information required to be disclosed solely to satisfy the requirements of Regulation FD.

References in this report on Form 8-K to “Air Group,” “Company,” “we,” “us,” and “our” refer to Alaska Air Group, Inc. and its subsidiaries, unless otherwise specified. Alaska Airlines, Inc. and Horizon Air Industries, Inc. are referred to as “Alaska” and “Horizon,” respectively, and together as our “airlines.”

Second Quarter 2006

Alaska and the Association of Flight Attendants reached an agreement on a new four-year contract for the airline’s approximately 2,500 flight attendants. The new contract was ratified on April 26, 2006. Based on this agreement, the Company paid a signing bonus of approximately $2.7 million in May which will be included in wages and benefits in our Statement of Operations. The new agreement also included an immediate 3% pay increase. Additionally, Alaska will offer a voluntary severance package to a number of flight attendants that includes, among other things, a lump-sum payment of $2,000 per year of service up to a maximum of 25 years and continuing travel benefits. We expect this restructuring charge to be approximately $5 million in the second quarter. The effect of this charge is included in the forecast below.

	Forecast Q2	Change Yr/Yr
Alaska Airlines
Capacity (ASMs in millions)	5,826	5%
Fuel gallons (000,000)	88.3	2%
Cost per ASM as reported on a GAAP basis (cents)*	10.9	2%
Less: Flight attendant restructuring charge (cents)*	0.1	NM
Less: Fuel cost per ASM (cents)*	2.9	26%

Cost per ASM excluding fuel (cents)*	7.9	(2)%

NM = Not meaningful

Alaska Airlines’ May traffic increased 7.9% to 1.496 billion RPMs from 1.387 billion flown a year earlier. Capacity during May was 1.931 billion ASMs, 6.9% higher than the 1.806 billion in May 2005. The passenger load factor (the percentage of available seats occupied by fare-paying passengers) for the month was 77.5%, compared to 76.8% in May 2005. The airline carried 1,444,200 passengers compared to 1,361,100 in May 2005.

In May 2006, RASM increased 8.6% compared to May 2005 primarily due to increased yields. April 2006 RASM was up 8.8% compared to April 2005 due to increased yields and higher load factor.

*	For Alaska, our forecasts of cost per ASM and fuel cost per ASM are based on forward-looking estimates, which will likely differ from actual results due to the volatility of fuel prices. There are several factors impacting our estimates including, but not limited to, the volatility of fuel prices, the finalization of the flight attendant severance package, and continued negotiation on other labor agreements. Fuel cost per ASM above includes our estimate of fuel hedging gains or losses that we expect to realize on settled hedges during the quarter and actual mark-to-market hedging gains recognized through May for hedges that settle in future periods. See page 5 for additional information regarding fuel costs.

	Forecast Q2	Change Yr/Yr
Horizon Air
Capacity (ASMs in millions)	898	6%
Fuel gallons (000,000)	13.2	3%
Cost per ASM as reported on a GAAP basis (cents)*	17.0	12%
Less: Fuel cost per ASM (cents)*	3.0	27%

Cost per ASM excluding fuel (cents)*	14.0	10%

Horizon Air’s May traffic increased 10.2% to 232.7 million RPMs from 211.2 million flown a year earlier. Capacity during May was 308.8 million ASMs, 6.1% higher than the 291.0 million in May 2005. The passenger load factor for the month was 75.4%, compared to 72.6% in May 2005. The airline carried 585,000 passengers compared to 555,900 in May 2005.

In May 2006, overall RASM increased by 8.5% compared to May 2005 due primarily to a nearly 12% increase in RASM for native network flying resulting from higher load factors and increasing yields. RASM for the Frontier contract flying decreased by 1.5% from May 2005 due primarily to large increases in utilization and capacity that slightly outpaced revenue gains. The allocation of Horizon’s ASMs is summarized as follows:

	% of ASMs	RASM change
Native Network	76%	12.0%
Frontier contract	24%	(1.5)%

*	For Horizon, our forecasts of cost per ASM and fuel cost per ASM are based on forward-looking estimates, which will likely differ significantly from actual results. There are several factors impacting our estimates including, but not limited to, the volatility of fuel prices. Fuel cost per ASM above includes our estimate of fuel hedging gains or losses that we expect to realize on settled hedges during the quarter and actual mark-to-market hedging gains recognized through May for hedges that settle in future periods. See page 5 for additional information regarding fuel costs.

Other Financial Information

Liquidity and Capital Resources

Cash and short-term investments increased as of May 31, 2006 to approximately $1.161 billion compared to $1.040 billion at April 30, 2006.

Fuel Hedging

We are providing unaudited information about fuel price movements and the impact of our hedging program on our financial results. Management believes it is useful to compare results between periods that exclude the mark-to-market hedging gains/losses recorded on a GAAP basis and include the cash received or due on hedge positions settled during the period (although the related impact may have been recognized for financial reporting purposes in a prior period). We refer to this as the comparison of “economic fuel cost”, which is presented below for April and May 2006.

Calculation of Economic Fuel Cost Per Gallon

April and May 2006 (unaudited)	Alaska Airlines ($ in millions)	Alaska Airlines Cost/Gal	Horizon Air ($ in millions)	Horizon Air Cost/Gal (cents)
GAAP fuel expense*	$109.3	$1.88	$16.8	$1.93
Mark-to-market losses related to hedges that settle in future periods, net of the reclassification of previously recorded mark-to-market losses on settled hedges	(1.3)	(0.02)	(0.2)	(0.02)

Economic fuel expense	$108.0	$1.86	$16.6	$1.91

*	Beginning in the first quarter of 2006, the Company records all fuel hedging activity, including mark-to-market gains and losses, in aircraft fuel expense. Includes gains on settled fuel hedges of $19.7 million and $3.2 million for Alaska and Horizon, respectively.

Alaska Air Group’s future hedge positions are as follows:

	Approximate % of Expected Fuel Requirements	Approximate Crude Oil Price per Barrel
Second Quarter 2006	53%	$39.76
Third Quarter 2006	46%	$43.41
Fourth Quarter 2006	35%	$46.10
First Quarter 2007	20%	$43.09
Second Quarter 2007	19%	$45.11
Third Quarter 2007	22%	$45.27
Fourth Quarter 2007	17%	$47.89
First Quarter 2008	11%	$50.44
Second Quarter 2008	6%	$49.26
Third Quarter 2008	6%	$48.97
Fourth Quarter 2008	5%	$48.68

Operating Fleet Plan

The following table provides a fleet summary for Alaska and Horizon for actual airplanes on hand as of the date of this report.

	Seats	On Hand June 19, 2006
Alaska Airlines
B737-200C	111	6
B737-400	144	40
B737-700	124	22
B737-800	157	6
B737-900	172	12
MD-80	140	26

Total		112

Horizon Air
Q200	37	28
Q400	74	20
CRJ 700	70	21	*

Total		69

*	Includes one CRJ700 on a short-term operating lease agreement.

The following table summarizes firm aircraft commitments for Alaska (B737-800) and Horizon (Q400) by year, excluding aircraft that have already been delivered in 2006:

	2006 (Remaining)		2007	2008	2009	2010	Thereafter	Total
B737-800	9	*	14	7	4	6	3	43
Q-400	2		11	—	—	—	—	13

Totals	11		25	7	4	6	3	56

*	Includes operating lease agreements for two aircraft to be delivered in November and December of 2006.

In addition to the firm orders noted above, Alaska has options to acquire 29 additional B737-800s and purchase rights for 27 more. Horizon has options to acquire 19 Q400s and 15 CRJ700s.

On March 13, 2006, the Company announced its plan to transition to a single fleet type, the Boeing 737, by the end of 2008, which includes an acceleration of the retirement of its MD-80 fleet. As a result, the Company expects to exercise additional options and purchase rights on its Boeing 737-800 order in the future.

Giving consideration to the fleet transition plan discussed above, the following table displays the currently anticipated fleet count for Alaska as of December 31, 2006, 2007 and 2008:

	2006	2007	2008
737-200	2	0	0
MD80	21	15	0
737-400	40	40	40
737-700	22	20	20
737-800*	15	29	42
737-900	12	12	12

Totals	112	116	114

*	Includes options for five aircraft in 2008 which have not yet been exercised. The total also assumes Alaska will identify one airplane for delivery in 2008 for which the Company has not secured a delivery position.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ALASKA AIR GROUP, INC.
Registrant

Date: June 19, 2006

/s/ Brandon S. Pedersen
Brandon S. Pedersen
Staff Vice President/Finance and Controller

/s/ Bradley D. Tilden
Bradley D. Tilden
Executive Vice President/Finance and Chief Financial Officer